EXHIBIT 99.1


May 25, 2004

FOR IMMEDIATE RELEASE
Major Markets Circuit

Dateline:	Longview, Washington

Contact:	R. H. Wollenberg
		President and Chief Executive Officer
		Phone:  (360) 425-1550


       LONGVIEW FIBRE COMPANY REPORTS IMPROVED FINANCIAL RESULTS
                     FOR FISCAL 2004 SECOND QUARTER

     LONGVIEW, Wash., May 25, 2004 - Longview Fibre Company (NYSE:LFB) today announced net income of $5.9 million, or $0.12 per share, for its second fiscal quarter ended April 30, 2004, compared with net income of $0.5 million, or $0.01 per share, for the second quarter of fiscal 2003. Sales for the second quarter of fiscal 2004 grew 17.5 percent, to $213.4 million, compared with $181.6 million for the same period last year.
     R. H. Wollenberg, Chairman, President and Chief Executive Officer, said, "In our second quarter, operations and demand steadily improved in each of our three operating divisions, in pleasant contrast to our first quarter. As a result of very favorable spring weather across the Northwest, we were able to sell nearly 86 million board feet of timber, more than offsetting the first quarter shortfall caused by severe winter weather, and returning us to our intended full year harvest plan. Our Longview paper mill experienced increasing demand, resulting in an average utilization rate of 73 percent during the second quarter. Strengthening domestic and export demand for paper and paperboard reflected improvement in the U.S. and Asian economies. Finally, modest sales growth in our converted products segment also reflected the strengthening U.S. economy."
     "For the first time since we launched our efficiency initiatives in 2002, we appear to have the backdrop of an improving business climate as we head into what are typically our two strongest seasonal quarters. As a result, we expect our second-half results to provide an example of the improved earnings and cash flow capability we've built into our business."


Second Quarter Fiscal 2004 Compared with the Second Quarter Fiscal 2003

     Timber segment sales in the second quarter increased 55.3 percent, to $61.4 million from $39.5 million, and operating profit nearly doubled, to $31.9 million from $16.2 million, compared with the same period last year. Log sales increased 54.8 percent on a 36.1 percent volume increase, coupled with a 13.7 percent increase in average log prices. Domestic log volume increased 24.4 percent while average prices increased 13.4 percent compared to the second quarter of fiscal 2003. Export log volume increased 77.1 percent, coupled with a 6.8 percent increase in average prices, compared to the second quarter of fiscal 2003. The increase in both domestic and export log volume reflected unusually mild spring weather that allowed the company to execute its plan to make up for the reduced first quarter harvest that was caused by unusually severe winter weather. Our timber sales plan for the remainder of the year calls for us to meet or exceed our original full-year timber sales plan of approximately 252 million board feet, while continuing to benefit from the higher pricing environment. Lumber sales increased 57.3 percent on a volume increase of 24.1 percent and a 26.5 percent increase in average lumber prices. This increase reflected continued strength in the U.S. housing and construction market, and a stronger Canadian dollar compared to the same period last year.
     In the company's paper and paperboard segment, sales increased 14.5 percent from last year's second quarter, to $54.4 million from $47.5 million. The segment experienced an operating loss of $9.0 million compared with an operating loss of $3.6 million for the same period last year. High production costs due to lower mill utilization early in the second quarter, coupled with lower paper prices, a 3 percent increase in fiber costs and high cost inventory from the first quarter, all contributed to reduced margins. Initiatives to improve productivity combined with better mill utilization substantially reduced costs in April. Operating costs should continue to improve.
     The mill utilization increased dramatically from 64 percent in February to an 83 percent utilization rate for the month of April. For the second fiscal quarter 2004 the mill operated at 73 percent utilization compared with 70 percent for the year ago period. The company expects a utilization rate of approximately 80 to 85 percent in the third quarter of fiscal 2004, which ends July 31.
     Paper sales in the second quarter increased 9.4 percent to $43.3 million from $39.6 million in the prior year period. Paper volume increased
11.5 percent, offset by a 3.0 percent price decline from the second quarter of 2003. Domestic paper sales increased 26.8 percent on a 34.6 percent increase in volume partially offset by 6.0 percent lower average prices. Export paper sales declined 30.1 percent on a 29.5 percent decline in volume, coupled with a 1.8 percent decrease in average price. The decline in export volume resulted primarily from aggressive pricing employed by sack Kraft paper producers in Europe.
     Paperboard sales in the second quarter increased 40.0 percent, to $11.1 million from $7.9 million in the prior year period. Domestic paperboard sales increased 114.7 percent over the second quarter of fiscal 2003 as volume increased 126.6 percent, partially offset by a 7.9 percent decline in average prices. Export paperboard sales grew 14.8 percent on 15.4 percent higher volume, partially offset by a 0.9 percent decrease in average price.
     The company's converted products segment experienced an operating loss of $4.3 million in the second quarter of fiscal 2004, compared with an operating loss of $5.6 million for the same period last year. Key drivers to these results were high paperboard costs from the Longview mill reflecting the low mill utilization rate prevalent throughout the first quarter and the first half of the second quarter offset in part by improved productivity. Converted product sales increased 3.2 percent from the second quarter of fiscal 2003, to $97.6 million from $94.5 million, reflecting a 4.3 percent volume increase partially offset by a 1.1 percent decline in average price.
     Cash provided by operations totaled $37.4 million during the quarter. Capital expenditures totaled $30.6 million, including $18.6 million in timber and timberland purchases and $12.0 million in plant and equipment additions. The company also used approximately $10 million of its quarterly cash flow to reduce borrowed debt during the second quarter, bringing the balance to approximately $498 million, $41 million below the balance one year ago.


Investor Conference Call

     The company will host a conference call Tuesday, May 25, 2004 at 11:00 a.m. EDT, available to interested parties by dialing 800-299-9086 within the U.S. and Canada, or 617-786-2903 from other locations, passcode 24477785. A telephone replay of the call will be available through midnight June 2 and can be accessed from the United States and Canada at 888-286-8010, and 617-801-6888 from other locations; pass code: 52275242. The call is being webcast by CCBN and can be accessed at Longview Fibre's Web site at www.longviewfibre.com. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). A copy of this press release and supplemental financial information will be available at or prior to the conference call in the Investor Relations section of the company's Web site, at www.longviewfibre.com.


About Longview Fibre Company

     Longview Fibre Company is a diversified timberlands manager and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 584,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre's manufacturing facilities include one of the largest pulp-paper mills in North America at Longview, Washington; a network of 17 converting plants in 12 states; and a sawmill in central Washington. The company's products include: logs; corrugated and solid-fiber containers; commodity and specialty Kraft paper; paperboard; dimension and specialty lumber; and paper bags. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company's Web site at www.longviewfibre.com.


Forward-Looking Statements

     This press release contains forward-looking statements, including statements concerning our anticipated timber harvest levels; anticipated pricing and market conditions for the company's products; anticipated results for the second half of the company's fiscal year ending October 31, 2004; capacity utilization; and anticipated benefits of cost reduction efforts. Forward-looking statements are based on the company's estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events could differ materially from those anticipated by the company due to a variety of factors, including, among others, developments in the world, national, or regional economy or involving the company's customers or competitors affecting supply of or demand for the company's products; changes in product and energy prices; changes in currency exchange rates between the U.S. dollar and the currencies of important export markets; and unforeseen developments in the company's business, including unforeseen capital requirements or reduced cash from operations. The company does not undertake any obligation to update forward-looking statements should circumstances or the company's estimates or projections change.

                          (Financial Tables Follow


Consolidated Statement of Income (Unaudited)
                                           THREE MONTHS       SIX MONTHS
                                          ENDED APRIL 30    ENDED APRIL 30
(thousands except per share)                2004     2003     2004      2003
Net sales                               $213,383 $181,590 $383,310  $371,244
Cost of products sold, including outward
 freight                                 173,934  157,008 $329,787  $316,903
Gross profit                              39,449   24,582   53,523    54,341
Selling, administrative and general
 expenses                                 20,874   17,599   40,311    34,625
Operating profit                          18,575    6,983   13,212    19,716
Interest income                               43       79       79       153
Interest expensed                         (9,355) (10,946) (18,975)  (21,878)
Miscellaneous                                175    4,668      388     5,036
Income (loss) before income taxes          9,438      784   (5,296)    3,027
Provision for taxes on income              3,491      290   (1,960)    1,120

Net income (loss)                       $  5,947 $    494 $ (3,336) $  1,907
  Per share                             $   0.12 $   0.01 $  (0.07) $   0.04
Dividend paid per share                 $      - $   0.02 $      -  $   0.02
Average shares outstanding                51,077   51,077   51,077    51,077
Net income (loss) - % of net sales           2.8      0.3     (0.9)      0.5

Segment and Other Information (Unaudited)
                             THREE MONTHS                  SIX MONTHS
                            ENDED APRIL 30               ENDED APRIL 30
                                              %                            %
(thousands)                2004     2003 CHANGE       2004      2003  CHANGE
Net sales:
  Timber               $ 61,373 $ 39,517  +55.3  $  95,883  $ 80,814   +18.6
  Paper and paperboard   54,404   47,531  +14.5     96,771    95,536   + 1.3
  Converted products     97,606   94,542  + 3.2    190,656   194,894   - 2.2
                       $213,383 $181,590  +17.5  $ 383,310  $371,244   + 3.3

Operating profit (loss):
  Timber               $ 31,875 $ 16,172 + 97.1  $  45,532  $ 33,201   +37.1
  Paper and paperboard   (8,962)  (3,578)     -    (17,639)   (6,636)      -
  Converted products     (4,338)  (5,611)     -    (14,681)   (6,849)      -
                       $ 18,575  $ 6,983 +166.0  $  13,212  $ 19,716  - 33.0
Sales:
  Logs, thousands of
   board feet            85,972   63,156  +36.1    134,724   130,506   + 3.2
  Lumber, thousands of
   board feet            29,544   23,812  +24.1     55,629    43,490   +27.9
  Paper, tons            74,249   66,575  +11.5    134,881   136,308   - 1.0
  Paperboard, tons       31,786   23,071  +37.8     51,677    42,822   +20.7
  Converted products,
   tons                 122,708  117,637  + 4.3    238,677   242,516   - 1.6
  Logs, $/thousand
   board feet         $     573  $   504  +13.7  $     555  $    512   + 8.4
  Lumber, $/thousand
   board feet               410      324  +26.5        379       322   +17.7
  Paper, $/ton FOB mill
   equivalent               548      565  - 3.0        549       560   - 2.0
  Paperboard, $/ton FOB
   mill equivalent          337      338  - 0.3        338       341   - 0.9
  Converted products,
   $/ton                    795      804  - 1.1        799       804   - 0.6



Consolidated Statement of Cash Flows (Unaudited)

                                           THREE MONTHS       SIX MONTHS
                                          ENDED APRIL 30    ENDED APRIL 30
(thousands except per share)                2004     2003     2004      2003
Cash provided by (used for) operations:
Net income (loss)                       $  5,947 $    494 $ (3,336)  $ 1,907
Charges to income not requiring cash:
 Depreciation, depletion and
  amortization                            19,927   18,865   39,168    38,210
 Deferred taxes - net                      3,396      282   (1,907)    1,089
(Gain) loss on disposition of capital
  assets                                      80   (3,286)      45    (3,024)

Change in:
  Accounts and notes receivable - net    (11,221)   7,089    4,328    16,040
  Taxes on income, refundable                  -    2,293        -     2,293
  Inventories                             (2,402)     509   (1,249)    3,913
  Other                                    2,138   (5,611)     383    (6,647)
  Pension and other noncurrent assets      6,823   (1,346)   4,006    (1,634)
  Accounts, payrolls and other taxes
   payable                                11,235    7,431    4,290     4,132
  Other noncurrent liabilities             1,501      (89)   2,128       658
Cash provided by operations               37,424   26,631   47,856    56,937

Cash provided by (used for) investing:
Additions to:  Plant and equipment       (11,980) (10,089) (16,215)  (19,091)
               Timber and timberlands    (18,619)  (1,334) (21,193)   (2,172)
Proceeds from the sale of capital assets     203    7,699      293     7,995
Cash used for investing                  (30,396)  (3,724) (37,115)  (13,268)

Cash provided by (used for) financing:
Long-term debt                            (5,952) (12,952)  24,096   (37,305)
Short-term borrowings                     (4,000)  (9,000) (33,000)    1,000
Payable to bank resulting from checks
 in transit                                1,220    3,272   (3,569)   (1,437)
Accounts payable for construction          1,704   (3,205)   1,732    (4,905)
Cash dividends                                 -   (1,022)       -    (1,022)
Cash used for financing                   (7,028) (22,907) (10,741)  (43,669)

Change in cash position                        -        -        -         -
Cash position, beginning of period             -        -        -         -
Cash position, end of period            $      - $      -  $     -  $      -


Consolidated Balance Sheet (Unaudited)

                                                April 30   Oct. 31   April 30
(thousands)                                         2004      2003       2003
Assets
Current assets:
Accounts and notes receivable                 $  95,426 $   99,754 $   85,890
  Allowance for doubtful accounts                 1,350      1,350      1,350
Inventories                                      66,597     65,348     67,676
Other                                             6,726      7,109     14,105
          Total current assets                  167,399    170,861    166,321
Capital assets:
Buildings, machinery and equipment at cost    1,829,095  1,815,959  1,829,564
  Accumulated depreciation                    1,127,120  1,094,266  1,081,171
   Costs to be depreciated in future years      701,975    721,693    748,393
Plant sites at cost                               3,549      3,549      3,524
                                                705,524    725,242    751,917
Timber at cost less depletion                   198,529    185,216    186,781
Roads at cost less amortization                   8,533      8,481      8,529
Timberland at cost                               24,423     20,168     20,148
                                                231,485    213,865    215,458
          Total capital assets                  937,009    939,107    967,375
Pension and other assets                        141,430    145,436    137,736
                                             $1,245,838 $1,255,404 $1,271,432

Liabilities and Shareholders' Equity
Current liabilities:
Payable to bank due to checks in transit      $   7,621  $  11,190 $    6,027
Accounts payable                                 58,461     53,132     45,538
Short-term borrowings                            11,000     44,000      3,000
Payrolls payable                                 14,826     13,465     18,122
Other taxes payable                               7,797      8,465      8,507
Current installments of long-term debt           30,000          -     50,000
          Total current liabilities             129,705    130,252    131,194
Long-term debt                                  457,099    463,003    486,163
Deferred taxes-net                              193,503    195,410    192,831
Other liabilities                                36,560     34,432     31,363
Shareholders' equity:
Common stock (51,076,567 shares)                 76,615     76,615     76,615
Additional paid-in capital                        3,306      3,306      3,306
Retained earnings                               349,050    352,386    349,960
         Total shareholders' equity             428,971    432,307    429,881
                                             $1,245,838 $1,255,404 $1,271,432